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                                                                    EXHIBIT 4.27

NEITHER THIS DEBENTURE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND LAWS UNLESS INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC. RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

                 AMENDED AND RESTATED CLASS B SECURED DEBENTURE

                                                                 October 1, 2003

THIS INSTRUMENT AMENDS AND RESTATES THAT CERTAIN CLASS B SECURED CONVERTIBLE DEBENTURE, DATED DECEMBER 31, 2001, AND REPLACES SAID CLASS B SECURED CONVERTIBLE DEBENTURE IN ITS ENTIRETY.

                  FOR VALUE RECEIVED, INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC., a South Carolina corporation (the "COMPANY"), promises to pay to the order of IBSS Class B Investors, LLC, a Michigan limited liability company (successor to IBSS Class B Investors, a Michigan co-partnership) IBSS Class B Investors, a Michigan co-partnership, whose address is c/o Seyburn, Kahn, Ginn, Bess and Serlin, P.C., 2000 Town Center, Suite 1500, Southfield, Michigan 48075,
Attention: Bruce H. Seyburn, Esq. ("PAYEE"; Payee and any subsequent holder(s) hereof are individually and collectively referred to as the "HOLDER"), the sum of Two Million Thirty Three Thousand Three Hundred Ninety Nine and 00/100 Dollars ($2,033,399), together with interest thereon, all as hereinafter provided.

                  1. Issue. This Debenture is a duly authorized issue of the Company (the "DEBENTURE"") in the aggregate principal amount of $2,033,399.

                  1A.      As of the date hereof, the outstanding principal
balance of this Debenture is $1,427,399, and accrued interest is $308,000.80.

                  2.       Interest and Principal Payments and Prepayments.

                  2.1 Principal. The outstanding principal amount hereunder shall be paid on the earlier to occur of: (i) December 31, 2006; and, (ii) the date of the closing of a Liquidity Event (as and to the extent defined below) (the "MATURITY DATE").

                  In the event the Company obtains further investor funding at any time after January 31, 2004 (the "Completion Date") (whether in exchange for promissory notes, convertible debentures, warrants, equity securities or instruments of any nature whatsoever) (a "Liquidity Event"), promptly following the closing of such Liquidity Event, the Company shall pay to the Holder of the Company's Class A Secured Debenture (the "Class A Debenture holder") and the holder of the Company's Class B Secured Debenture (the "Class B Debenture holder") in priority as between the Class A Secured Debenture and Class B Secured Debenture as set forth in an Inter-Creditor Agreement dated December 31,
2001) the following amounts:

                  (a) Out of the first One Million ($1,000,000) Dollars of such funding (computed on a cumulative basis, taking into account all rounds of funding completed after the Completion Date zero (0%) percent shall be paid to the Class A and Class B

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                           Debenture holders;

                  (b) Out of the second One Million Dollars (i.e., between $1 million and $2 million) of such funding (computed on a cumulative basis, taking into account all rounds of funding completed after the Completion Date ), an aggregate thirty (30%) percent shall be paid to the Class A and Class B Debenture holders, and applied against the accrued but unpaid interest and the unpaid principal hereof;

                  (c) Out of the third One Million Dollars (i.e., between $2 million and $3 million) (computed on a cumulative basis, taking into account all rounds of funding completed after the Completion Date ), an aggregate forty (40%) percent shall be paid to the Class A and Class B Debenture holders, and applied against the accrued but unpaid interest and the unpaid principal hereof; and

                  (d) Out of all funding in excess of Three Million Dollars (computed on a cumulative basis, taking into account all rounds of funding completed after the Completion Date ), an aggregate fifty (50%) percent shall be paid to the Class A and Class B Debenture holders, and applied against the accrued but unpaid interest and the unpaid principal hereof.

                  2.2 Interest. From the date hereof to and including the date that this Debenture is paid in full, the unpaid principal amount of this Debenture shall bear simple interest at a rate per annum equal to the Interest Rate (defined below), with such rate computed based on a year of 360 days; provided, however, that during any period of default hereunder, the foregoing rate shall be increased to twenty-two percent (22.0%). Interest on the unpaid principal amount of this Debenture shall accrue from the date hereof and be payable in arrears on January 1, 2003 , and on the Maturity Date.

                           Interest Rate. The Interest Rate under this Debenture
shall be equal to nine percent (9%) per annum during the first ninety (90) days after the date hereof. During each consecutive ninety-day interval thereafter, the Interest Rate shall increase by one (1.00) percentage point (e.g., during the second ninety-day period hereunder, interest shall accrue at 10.0% per annum, during the third ninety-day period hereunder interest shall accrue at 11.0% per annum, etc.). Notwithstanding anything herein to the contrary, the Interest Rate shall not exceed twenty-two percent (22.0%) per annum (the default rate of interest).

                           Notwithstanding the foregoing, provided that there
occurs no Default under the Amended And Restated Class A Secured Debenture or this Debenture, during the period beginning on October 1, 2003 and ending on the Maturity Date, then no interest shall accrue on the unpaid principal hereof during such period.

                  2.3 Payment in U.S. Dollars. All payments of principal and interest shall be made in lawful money of the United States of America except as provided in Section 4 and shall be made to Holder at Holder's address set forth in Section 9.2 or at such other place as Holder may designate to the Company in writing.

                  2.4 Maximum Rate of Interest. Regardless of any other provision of this Debenture or in any documents otherwise relating hereto, no Holder of this Debenture shall ever be entitled to receive, collect or apply as interest on the principal of this Debenture any amount in excess of the maximum rate of interest allowable under applicable law, and if any Holder ever receives, collects or applies as interest hereon any such excess, such amount that would be excessive interest shall be

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deemed as partial prepayment of principal and shall be treated as such, and if the principal is paid in full, any remaining excess shall forthwith be paid to the Company. In determining whether the interest paid or payable on the principal outstanding under this Debenture exceeds the maximum rate of interest allowable under applicable law, the Company and Holder shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) spread the total amount of interest throughout the entire contemplated term hereof; provided, that if the indebtedness evidenced hereby is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the maximum rate of interest allowable under applicable law, Holder shall either apply or refund to the Company the amount of such excess as herein provided, and in such event, Holder shall not be subject to any penalties provided by any laws for contracting for, charging, or receiving interest in excess of the maximum rate of interest allowable under applicable law.

                  2.5 Prepayment. This Debenture may be prepaid prior to maturity, in whole or in part, at the election of the Company without the prior written consent of Holder.

                  3. Lost, Stolen, Destroyed or Mutilated Debenture. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Debenture and, in case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Company will make and deliver, in lieu of such lost, stolen, destroyed or mutilated Debenture, a new Debenture bearing interest at the rate set forth herein of like tenor and unpaid principal amount of this Debenture so lost, stolen, destroyed or mutilated.

                  4.       [Reserved].

                  5.       [Reserved].

                  6.       [Reserved].

                  7.       [Reserved].

                  8. Defaults. The following events are hereby defined as "DEFAULTS" for all purposes of this Debenture (whatever the reason for the occurrence thereof and whether such event shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, order or decree of any court or any order, rule or regulation of any governmental or administrative body):

                           (a)      The Company shall fail to pay any amount
(whether principal or interest) when due under this Debenture and such failure continues for fifteen (15) days after the due date;

                           (b)      The Company shall fail to perform or observe
any of the other covenants or agreements contained in this Debenture and such failure shall not have been remedied or cured within thirty (30) days after written notice thereof, requesting the same to be remedied, shall have been received by the Company from Holder;

                           (c)      The Company shall institute proceedings for
an order for relief, or shall consent to the institution of such a proceeding against it, or shall file a petition or consent seeking reorganization or arrangement under, the federal bankruptcy laws, or shall consent to the appointment of

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a receiver or trustee or assignee in bankruptcy of it or its property, or shall make an assignment for the benefit of creditors, or shall cease to operate in the ordinary course of its business; or

                           (d)      An involuntary order for relief under the
federal bankruptcy laws shall have been entered or a decree or order of a court having jurisdiction in the premises shall have been entered approving as properly filed a petition seeking reorganization of the Company under the federal bankruptcy laws or any other similar applicable Federal or state laws, and such decree or order shall have continued undischarged or unstayed for a period of ninety (90) days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or trustee or assignee in bankruptcy or insolvency of the Company or of substantially all of the property of the Company or for the sequestration of substantially all of the property of the Company, or for the winding up or liquidation in insolvency or bankruptcy of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged and unstayed for a period of ninety (90) days.

                           (e)      The Company commits a default under the
Investment Agreement between the parties executed contemporaneously herewith.

                  If one or more Defaults shall have occurred and be continuing, Holder may at Holder's option by written notice to the Company declare all outstanding principal and accrued interest under this Debenture to be due and payable, and upon such declaration this Debenture shall thereupon become forthwith due and payable, together with interest accrued hereon. Upon such declaration, Holder may thereupon proceed to protect and enforce its rights either by suit in equity or by action of law or by other appropriate proceedings, whether for specific performance of any covenant or agreement contained herein or proceed to enforce the payment of this Debenture or to enforce any other legal or equitable right of Holder.

                  9. Security. This Debenture is secured by, and the Company hereby grants to Holder , a lien on the Company's accounts receivable (whether now owned or hereafter acquired) and Synapse software (together with all documentation, user manuals and user codes attributable thereto), as more fully described in the Security Agreement between the parties of even date herewith. Company hereby authorizes Holder to file a UCC-1 Financing Statement with all appropriate government office(s) in order to perfect this security interest, and shall enter into a Security Agreement with Holder contemporaneous herewith. Holder agrees to subordinate its lien in Company's accounts receivable to the lien of any current or future institutional lenders (or comparable business entities) providing loans to the Company, and upon request Payee shall sign and deliver to such lenders subordination agreements in a form satisfactory to such lenders. In addition, Payee agrees to enter into intercreditor agreements with the holders of other secured debentures issued by the Company, to the effect that such other debenture holders shall have equal priority with Holder in the Company's accounts receivable (now owned or hereafter acquired) and Synapse software (together with all documentation, user manuals and user codes attributable thereto) utilized to secure such other debenture holders' indebtedness.

                  10.      Miscellaneous.

                  10.1 Amendment. The Company may amend or supplement this Debenture only with the written consent of Holder. Holder may waive (either generally or in a particular instance and either retroactively or prospectively) compliance by the Company with any provision of this Debenture.

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                  10.2     Assignment; Notices. Without the prior written
consent of the Company, Holder may not sell, assign, negotiate or otherwise transfer, in whole or in part, this Debenture, or grant any participation or other right or interest in, any or all of his rights hereunder. Any purported sale, assignment, negotiation or other transfer of this Debenture by Holder shall be null and void and of no force or effect whatsoever.

                           (i)      If to Holder, to:

                                    (at Holder's address shown above)

                           (ii)     If to the Company to:

                                    Integrated Business Systems and Services,
                                    Inc.
                                    1601 Shop Road, Suite E
                                    Columbia, South Carolina 29201
                                    Attention: George Mendenhall, Chief
                                    Executive Officer

                           (iii) If to any other holder other than Payee, to such address as may have been designated with the foregoing.

                  The Company or Holder may designate a different address by notice given in accordance with the foregoing.

                  10.3 Collection Fees. In the event this Debenture is placed in the hands of an attorney for collection or for enforcement, the Company agrees to pay all reasonable attorneys' fees incurred by Holder (based on regular billing rates and time actually spent) and all court and other reasonable costs of any good faith collection efforts.

                  10.4 Liability of Affiliates. A parent corporation, subsidiary, affiliate, director, officer, employee or other shareholder, as such, of the Company shall not have liability for any obligations of the Company under this Debenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Debenture waives and releases all such liability.

                  10.5 Governing Law. This Debenture and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of Michigan (without regard to principles of conflicts of laws) and applicable Federal law.

                  11. Consent to Jurisdiction. The Company hereby irrevocably submits to the jurisdiction of the state courts of the State of Michigan and any United States federal court sitting in the State of Michigan in any action or proceeding arising out of or relating to this Debenture or any other agreement or transaction contemplated hereby, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such state or federal court. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The Company hereby irrevocably consents to the service of any and all process in any such action or proceeding at its address set forth on the first page hereof or any place of business of the Company in the State of Michigan. Nothing in this Section shall affect the right of the holder of this Debenture to serve legal process in any other manner permitted by law or affect the right of the holder to bring any action or proceeding against the other party or its property in courts of any other jurisdictions.

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                  IN WITNESS WHEREOF, the Company has caused this Debenture to be executed in its corporate name by the undersigned officer, thereunto duly authorized, to be effective as of the date first set forth above.

                                              INTEGRATED BUSINESS
                                              SYSTEMS AND SERVICES, INC.

                                              By: /s/ George E. Mendenhall
                                                  ------------------------------
                                                      GEORGE E. MENDENHALL
                                                      CHIEF EXECUTIVE OFFICER

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Accepted and Agreed by Holder effective as of the date first set forth above:

________________________________
Holder

________________________________
Signature (if individual)

If Holder is an entity:

By: /s/ Bruce H. Seyburn
    -----------------------------


Its: Agent

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